EXHIBIT 23.5
July 22, 2008
ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
We hereby consent to the incorporation by reference into this Registration Statement on Form S-4 of our opinion included as Exhibit 8.2 to the Registration Statement on Amendment No.1 to Form S-4 (Registration No. 333-150186) and to the references to our firm in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with this Registration Statement under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Sincerely,
/s/ Baker & Hostetler LLP
Baker & Hostetler LLP

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